UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement

Indenture

On January 3, 2012, pursuant to the terms of its credit agreement providing for $1.6 billion in term loans (the “Propco Credit Agreement”), Station Casinos LLC (the “Registrant” or the “Company”) issued $625 million in aggregate principal amount of Senior Notes due 2018 (the “Notes”) in exchange for $625 million in principal amount of Tranche B-3 loans that were outstanding under the Propco Credit Agreement.  The Notes were issued pursuant to an indenture, dated as of January 3, 2012 (the “Indenture”), among the Company, NP Boulder LLC, NP Palace LLC, NP Red Rock LLC, NP Sunset LLC, NP Development LLC, NP Losee Elkhorn Holdings LLC (each, a wholly-owned subsidiary of the Registrant and as a guarantor, the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee.  Interest will accrue on the Notes at 3.65% per annum from January 3, 2012 until June 16, 2012, and will increase to 3.66% per annum on June 16, 2012, 3.67% per annum on June 16, 2013, 4.87% per annum on June 16, 2014, 7.22% per annum on June 16, 2016, and 9.54% per annum on June 16, 2017.  In addition, the Company is required to pay a duration fee equal to 1.00% of the then aggregate outstanding amount (if any) of the Notes on each of June 17, 2016 and June 19, 2017.  The Company will pay interest semi-annually in arrears on June 15 and December 15 of each year commencing June 15, 2012.

On or after December 31, 2012, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, duration fees and Additional Interest (as defined in the Indenture), if any, on the Notes redeemed, to the applicable redemption date.

If the Company experiences certain Change of Control events (as defined in the Indenture), the Company must offer to repurchase the Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon, duration fees and Additional Interest, if any, to the date of repurchase.

If the Company sells assets and does not use the proceeds for specified purposes, the Company must offer to repurchase the Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, plus accrued and unpaid interest thereon, duration fees and Additional Interest, if any, to the date of repurchase.

The Indenture contains certain covenants limiting, among other things, the Company’s ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•                  incur additional indebtedness;

•                  create, incur or suffer to exist certain liens;

•                  make distributions on equity interests or repurchase equity interests;

•                  make certain investments;

•                  place restrictions on the ability of subsidiaries to pay dividends or make other distributions to the Company;

•                  sell certain assets or merge with or consolidate into other companies; and

•                  enter into certain types of transactions with the stockholders and affiliates.

These covenants are subject to a number of exceptions and qualifications as set forth in the Indenture.  The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to be declared due and payable.

The foregoing description is qualified in its entirety by reference to the full text of the Indenture, filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01.                                          Financial Statements and Exhibits

(d)                                 Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
4.1.	Indenture dated as of January 3, 2012 among Station Casinos LLC, certain of its wholly-owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date:	January 6, 2012	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief Accounting
Officer and Treasurer